LETTER OF ENGAGEMENT

Investor Relations Service Agreement (the "Agreement") is effective:

January 11th, 2013

By and between:

US Tungsten Corporation (the "The Company")
871 Coronado Centre Drive, Suite 200
Henderson, NV 89052

AND

1830012 Ontario Ltd (o/a Circadian Group) (the "Service Provider")
3270 Electricity Drive - Suite 213
Windsor, ON N8W 5J1

HA.

1) The parties wish to enter into this Agreement pursuant to which the company engages the service provider to provide Investor Relations Services within the terms and conditions hereinafter set forth, and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

   a) The Service Provider is to provide the company general Investor Relations services for an initial one (12) month period commencing on the date of the agreement. However, after 3 months either party named herein has the option to cancel this agreement;

   b) For payment of said services the Company is to pay the service provider $6,000 USD per month due on the 11th day of every month;

   c) Investor Relations Services may include, with potential substitutions or deletions:

      - Investor Communications Services (dedicated IR rep; 800 number for calls; email for emails; Corporate e-newsletter management);
      - Corporate Press release and presentation copywriting and dissemination;
      - Social Media Alerting and Management (Facebook, Twitter, Message Boards etc);
      - Construction and management of client portal on the service provider's website;
      - Investor marketing page hosted on one of the service provider's web domains;
      - Chatroom and message board management

   d) In addition, the Company shall provide the Service Provider with:

      - Transparent and forthright communications;
      - Prompt responses to inquiries;
      - Availability via phone and or email during North American capital market hours;
      - Reimbursement of additional costs over and above the services outlined herein.

2) The Service Provider is not an Employee. The Service Provider shall be providing services under this Agreement strictly as an independent contractor, under the direction and supervision of the Company.

3) The Agreement, together with exhibits or schedules, embodies the entire understanding between the parties with any and all prior correspondence, conversation, or memoranda being merged herein and replaced hereby and being void without effect hereon. No prior agreement or understanding pertaining to the subject matter of this Agreement shall be valid or of any force or effect. No representation, inducement, understanding or anything of any nature whatsoever made, stated or represented, other than as set forth in this Agreement, has induced the parties to enter into this Agreement.

4) In the event of a dispute between the parties (i) arising out of or related to the provisions and/or subject matter of this Agreement or the breach thereof, or (ii) relating to any transaction of any kind between the parties to this Agreement or their officers, directors, agents, representatives and/or employees, it is agreed that all such dispute governed by the applicable laws of the province of Ontario, Canada, or any jurisdiction the Service Provider deems fit.

5) The terms and conditions of this Agreement shall remain in effect for a period of one (1) year days from the date hereof.

H.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first above written.

CIRCADIAN GROUP

By: ________________________

Name: Tyler Troup

Title: Managing Director

Date: February 11th, 2013

US Tungsten Corp:

By: ________________________

Name: Matthew Markin

Title: President &CEO

Date: February 11th, 2013